News Release

Nektar Therapeutics Appoints R. Scott Greer to Board of Directors

San Carlos, Calif., February 2, 2010 – Nektar Therapeutics (Nasdaq: NKTR) today announced that R. Scott Greer has joined the company’s Board of Directors.  Mr. Greer is an accomplished industry leader with more than 25 years of experience in the biopharmaceutical industry.  The addition of Mr. Greer brings the total number of Nektar Board members to nine.

"Scott’s wealth of strategic and operational experience will serve as a valued addition to our Board," said Howard W. Robin, President and Chief Executive Officer of Nektar and member of the Board of Directors. “The guidance and insight of successful leaders like Scott help support our strategic business objectives as we drive multiple programs through the clinic and continue to build shareholder value.”

Mr. Greer is currently Managing Director of Numenor Ventures, LLC, where he has made direct investments in nearly twenty healthcare, technology, and consumer product companies.  Mr. Greer founded Abgenix, Inc., a biotechnology company focused on developing human antibody-based therapeutics.  He served as Abgenix’s Chief Executive Officer from 1996 to 2002, and its Chairman from 2000 to 2006 when the company was acquired by Amgen, Inc. for approximately $2.2 billion.  Mr. Greer invested in and served as Chairman of the Board of Sirna Therapeutics, a publicly-traded biotechnology company that was sold to Merck for more than $1.1 billion in December 2006.  Prior to forming Abgenix, Mr. Greer spent five years at Cell Genesys, Inc., initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development.  Mr. Greer is currently Chairman of the Board of Acologix, Inc., a development-stage biotechnology company and in the past has served on the boards of numerous public and private life sciences companies.  Mr. Greer has a B.A. in economics from Whitman College and an M.B.A. from Harvard University.

"Nektar possesses a powerful drug development platform, a rich and deep pipeline and a strong financial position.  I look forward to working with Howard and the Board to support the company’s continued success as it capitalizes on its proven polymer conjugate technology across multiple therapeutic areas,” said Mr. Greer.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms.  Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for leading biopharmaceutical company partners, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms.  Nektar is currently conducting clinical and preclinical programs in oncology, pain and other therapeutic areas. Nektar recently entered into an exclusive worldwide license agreement with AstraZeneca for its oral NKTR-118 program to treat opioid-induced constipation and its NKTR-119 program for the treatment of pain without constipation side effects.  NKTR-102 is being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers.  NKTR-105 is in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India.  Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's technology platform, Nektar's pipeline of product candidates in development, and certain of Nektar's collaborations with third parties.  These forward-looking statements involve risks and uncertainties, including but not limited to: (i) Nektar's proprietary product candidates and those of its partners are in the early to mid-stage phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval; (ii) Nektar or its partners may not be able to successfully obtain regulatory approval for product candidates in development; (iii) Nektar's commercialization partners may not be successful in their sales and marketing efforts even if current product candidates successfully receive future regulatory approval in one or more markets; (iv) Nektar's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may not be enforceable; and/or intellectual property licenses from third parties may be required in the future as a result of litigation or otherwise; and (v) other important risks and uncertainties set forth in Nektar's most recent Quarterly Report on Form 10-Q filed on November 5, 2009 and its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.  Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:

Jennifer Ruddock/Nektar Therapeutics	(650) 631-4954

Susan Noonan/SAN Group	(212) 966-3650

Nektar Media Inquiries:

Karen Bergman/BCC Partners	(650) 575-1509

Michelle Corral/BCC Partners	(415) 794-8662

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